Exhibit 99.2
QUIKSILVER, INC.
RESTRICTED STOCK AGREEMENT

Individual:	Kelly Slater

Grant Date:	**/**/20**

Number of Shares of
Restricted Stock Granted:	3,000,000
          THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of [                                        ], 20___(the “Grant Date”) is entered into by and between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and the Individual identified above. Certain capitalized terms used herein are defined in the attached Appendix.
          NOW, THEREFORE, in consideration of services rendered and to be rendered by the Individual, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
     1. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Individual an aggregate of 3,000,000 shares of Common Stock of the Corporation (the “Restricted Stock”).
     2. Vesting.
          (a) Time Vesting. Subject to Section 7 below, the Restricted Stock shall vest, and restrictions shall lapse, as follows:
               (i) 600,000 shares of Restricted Stock shall be vested as of the Grant Date.
               (ii) 600,000 shares of Restricted Stock shall vest on the first anniversary of the Vesting Commencement Date;
               (iii) 600,000 shares of Restricted Stock shall vest on the second anniversary of the Vesting Commencement Date;
               (iv) 600,000 shares of Restricted Stock shall vest on the third anniversary of the Vesting Commencement Date; and
               (v) 600,000 shares of Restricted Stock shall vest on the fourth anniversary of the Vesting Commencement Date.

          (b) Acceleration of Vesting Upon Permitted Termination by Individual. In the event that the Individual terminates the Sponsorship Agreement pursuant to clause 10.1 thereof, all of the Restricted Stock shall accelerate and vest and all restrictions shall lapse, immediately prior to such termination of the Sponsorship Agreement by the Individual. As a matter of clarity, any termination of the Sponsorship Agreement by the Individual pursuant to clause 10.3 thereof shall not result in the accelerated vesting of the Restricted Stock; instead, upon a termination of the Sponsorship Agreement by the Individual pursuant to clause 10.3 thereof, all unvested shares of Restricted Stock shall be forfeited and cancelled as described in Section 7 below.
     3. Continuance of Service. Vesting of the Restricted Stock requires continued Service of the Individual from the Grant Date through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Stock and the rights and benefits under this Agreement.
     4. Dividend and Voting Rights. After the Grant Date, the Individual shall be entitled to voting rights and any regular cash dividends with respect to the shares of Restricted Stock even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 7 below.
     5. Restrictions on Transfer. Prior to the time that they have become vested, neither shares of the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 8 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered (collectively, a “Transfer”), either voluntarily or involuntarily. The Transfer restrictions in the preceding sentence shall not apply to (i) transfers to the Corporation, or (ii) transfers by will or the laws of descent and distribution. After any shares of Restricted Stock have vested, the Individual shall be permitted to Transfer such shares of Restricted Stock, subject to applicable securities law requirements, the Corporation’s insider trading policies, and other applicable laws and regulations.
     6. Stock Certificates.
          (a) Book Entry Form. The Corporation shall issue the shares of Restricted Stock either: (i) in certificate form as provided in Section 6(b) below; or (ii) in book entry form, registered in the name of the Individual with notations regarding the applicable restrictions on transfer imposed under this Agreement.
          (b) Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Individual prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Quiksilver, Inc. A copy of such Agreement is on file in the office of the Secretary of Quiksilver, Inc.”
          (c) Delivery of Certificates Upon Vesting. With respect to the shares of Restricted Stock which are vested on the Grant Date, as well as promptly after shares of Restricted Stock have subsequently vested thereafter, and all other conditions and restrictions applicable to such Restricted Stock have been satisfied or lapse (including satisfaction of any applicable Withholding Taxes), the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Individual a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 9). The Individual shall deliver to the Corporation any representations or other documents or assurances as the Corporation may deem desirable to assure compliance with all applicable legal and accounting requirements. The shares so delivered shall no longer be subject to forfeiture pursuant to Section 7 hereunder.
          (d) Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Agreement, the Individual shall deliver to the Corporation an executed stock power in the form attached hereto, in blank, with respect to such shares. The Individual, by acceptance of the Restricted Stock, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Corporation and each of its authorized representatives as the Individual’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares of Restricted Stock (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.
     7. Effect of Termination of Service.
          (a) Termination of Service. If the Individual ceases to provide Service to the Corporation as a result of the Corporation’s termination of the Sponsorship Agreement pursuant to clause 10.2 thereof or as a result of the Individual’s termination of the Sponsorship Agreement pursuant to clause 10.3 thereof, the Individual’s shares of Restricted Stock (and related Restricted Property as defined in Section 8 hereof) shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 2 upon the date the Individual’s Service terminates.
          (b) Forfeiture Procedures. Upon the occurrence of any forfeiture of shares of Restricted Stock under this Section 7, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation, without any other action by the Individual. No additional consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 6(d) hereof and take any other action necessary or advisable to evidence such transfer. The Individual shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.
     8. Adjustments Upon Specified Events. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, Corporate Transaction or other change affecting the outstanding Common Stock as a class, appropriate adjustment shall be made to the number and/or class of securities in effect under this Agreement. Such adjustments to the outstanding Restricted Stock are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under this Agreement. The adjustments determined by the Corporation shall be final, binding and conclusive. If any adjustment shall be made pursuant to the foregoing or any dividend other than a regular cash dividend is declared and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding.
     9. Taxes.
          (a) Tax Withholding. The Corporation shall be entitled to require a cash payment by or on behalf of the Individual and/or to deduct from other compensation payable to the Individual any sums required with respect to Withholding Taxes. Alternatively, the Individual or other person in whom the Restricted Stock vests may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under rules established by the Corporation, to have the Corporation withhold and reacquire shares of Restricted Stock at their Fair Market Value at the time of vesting to satisfy all or part of the minimum Withholding Taxes of the Corporation with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Corporation, as the Corporation may impose, and shall not be available if the Individual makes or has made an election pursuant to Section 83(b) of the Code with respect to such Restricted Stock.
          (b) Tax Consequences to Individual. Individual acknowledges that the issuance and the vesting of the Restricted Stock may have significant and adverse tax consequences for Individual and that Individual has been advised by the Corporation to consult with his personal tax advisor regarding the consequences of the issuance and vesting of the Restricted Stock to Individual.
     10. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Individual at the Individual’s last address reflected in the Sponsorship Agreement or otherwise provided in writing to the Corporation. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch office regularly maintained by the United States Government. Any such notice shall be given only when received, but shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.
     11. Administration. The Individual agrees to be bound by the terms of this Agreement, and the Individual acknowledges having read and understood this Agreement. The Board (or the Committee, to the extent such authority has been delegated to it by the Board) shall have the sole and exclusive authority to administer the Agreement and decisions of the Board (or the Committee, if applicable) shall be final and binding on all parties who have an interest in the Restricted Stock.
     12. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Agreement may be amended pursuant to a written amendment signed by the Individual and an authorized officer of the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Individual hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
     13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     14. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
     15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
[Signature page follows]

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Individual has hereunto set his hand as of the date and year first above written.

QUIKSILVER, INC., a Delaware corporation
By:
Print Name:
Its:

INDIVIDUAL

Signature

Print Name

APPENDIX
          The following definitions shall be in effect under the Agreement:
          A. “Board” shall mean the Corporation’s Board of Directors.
          B. “Committee” shall mean the Compensation Committee of the Board of Directors.
          C. “Common Stock” shall mean the Corporation’s common stock.
          D. “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Corporation is a party:
               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.
          E. “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
               (i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Stock Market (or the Nasdaq Global Market) on the date in question, as such price is reported by The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
               (ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
               (iii) If the Common Stock is at the time not listed on any established stock exchange, the Fair Market Value shall be determined by the Board in good faith.
          F. “Service” shall mean the Individual’s performance of services for the Corporation pursuant to the Sponsorship Agreement.

Appendix - 1

          G. “Sponsorship Agreement” shall mean the Sponsorship Agreement between the Corporation and the Individual dated as of                     , 2009.
          H. “Stock Exchange” shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.
          I. “Vesting Commencement Date” shall mean April 1, 2009.
          J. “Withholding Taxes” shall mean the federal, state and local income and employment withholding taxes to which the Individual may become subject in connection with the issuance or vesting of shares of Restricted Stock or upon the disposition of shares acquired pursuant to this Agreement.

Appendix - 2

STOCK POWER
     FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and Kelly Slater (the “Individual”) dated as of                     , 20___, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate                      shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s)                      to which this instrument is attached, and hereby irrevocably constitutes and appoints                                          as his attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.
Dated                                         ,

Signature

Print Name